Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2023, relating to the financial statements of Intellia Therapeutics, Inc. and the effectiveness of Intellia Therapeutics, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Intellia Therapeutics, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 24, 2023